Exhibit 12.2

                         UNITED STATES STEEL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                -------------------------------------------------
                              (Dollars in millions)


                             Nine Months
                                Ended           Year Ended December 31
                             September 30  ---------------------------------
                              2002   2001   2001   2000   1999   1998   1997
                              ----   ----   ----   ----   ----   ----   ----
Portion of rentals
  representing interest      $  22  $  31  $  45  $  48  $  46  $  52  $  47
Capitalized interest             4      1      1      3      7      6      7
Other interest and fixed
  charges                      101     88    153    115     74     47     91
                              ----   ----   ----   ----   ----   ----   ----
Total fixed charges          $ 127  $ 120  $ 199  $ 166  $ 127  $ 105  $ 145
                              ====   ====   ====   ====   ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments                $ 172  $(147) $(387) $ 187  $ 295  $ 618  $ 781
                              ====   ====   ====   ====   ====   ====   ====
Ratio of earnings to
  fixed charges               1.35    (a)    (b)   1.13   2.33   5.89   5.39
                              ====   ====   ====   ====   ====   ====   ====

(a) Earnings did not cover fixed charges by $267 million.
(b) Earnings did not cover fixed charges by $586 million.